UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2006

REGAL-BELOIT CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	1-7283	39-0875718
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 State Street, Beloit, Wisconsin 53511
(Address of principal executive office)

(608) 364-8800
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 6, 2006, the Board of Directors of REGAL-BELOIT Corporation (the “Company”) granted to James L. Packard, the Executive Chairman of the Company, the right to receive a cash bonus equal to 50,000 times any increase in the closing sale price of one share of the Company’s common stock from January 26, 2006 to December 29, 2006. Any cash bonus earned pursuant to this arrangement will be paid in January 2007. The Company’s Board of Directors also agreed to purchase the automobile currently leased by the Company for use by Mr. Packard and to transfer ownership of the automobile to Mr. Packard for no additional consideration upon his retirement. The Company will also pay any taxes resulting from the transfer of the automobile to Mr. Packard. Mr. Packard has provided notice to the Company that he intends to retire as an executive officer and as a director of the Company effective as of December 31, 2006.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

James L. Packard, the Executive Chairman of the Company, has provided notice to the Company that he intends to retire as an executive officer of the Company effective as of December 31, 2006. Mr. Packard has also provided notice to the Company that he intends to retire as a director of the Company effective as of the same date, assuming that he is re-elected as a director at the Company’s 2006 annual meeting of shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL-BELOIT CORPORATION

Date: March 9, 2006	By:	/s/ David A. Barta
David A. Barta
Vice President, Chief Financial Officer